As filed with the Securities and Exchange Commission on May 25, 2021

Registration No. 333-233076

Registration No. 333-204615

Registration No. 333-187386

Registration No. 333-127493

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233076

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204615

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration STATEMENT No. 333-187386

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration STATEMENT No. 333-127493

UNDER

THE SECURITIES ACT OF 1933

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-1678055
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9333 Balboa Avenue

San Diego, California 92123

(858) 277-6780

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CUBIC CORPORATION 2015 INCENTIVE AWARD PLAN

CUBIC CORPORATION EMPLOYEE STOCK PURCHASE PLAN

CUBIC CORPORATION 2005 EQUITY INCENTIVE PLAN

CUBIC CORPORATION EMPLOYEES’ PROFIT SHARING PLAN

CUBIC APPLICATIONS, INC. 401(K) RETIREMENT PLAN

Cubic Corporation 1998 Stock Option Plan

(Full Title of the Plan)

Bradley H. Feldmann

Chairman, President and Chief Executive Officer

Cubic Corporation

9333 Balboa Avenue

San Diego, California 92123

(858) 277-6780

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Cubic Corporation, a Delaware corporation (“Cubic”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-233076), filed with the SEC on August 7, 2019, which registered the offering of an aggregate of 1,200,000 shares of Cubic common stock, no par value per share (“Shares”), under the Cubic Corporation 2015 Incentive Award Plan (the “2015 Plan”);

•	Registration Statement on Form S-8 (No. 333-204615), filed with the SEC on June 1, 2015, which registered the offering of an aggregate of 1,932,010 Shares under the 2015 Plan and an aggregate of 600,000 Shares under the Cubic Corporation Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (No. 333-187386), filed with the SEC on March 20, 2013, which registered the offering of an aggregate of 4,478,625 Shares under the Cubic Corporation 2005 Equity Incentive Plan, 250,000 Shares under the Cubic Corporation Employees’ Profit Sharing Plan (the “Profit Sharing Plan”) and 50,000 Shares under the Cubic Applications, Inc. 401(k) Retirement Plan (the “401(k) Plan”); and

•	Registration Statement on Form S-8 (No. 333-127493), filed with the SEC on August 12, 2005, which registered the offering of an aggregate of 85,000 Shares under the Profit Sharing Plan, 15,000 Shares under the 401(k) Plan and 1,000,000 Shares under the Cubic Corporation 1998 Stock Option Plan.

On May 25, 2021, pursuant to the Agreement and Plan of Merger, dated as of February 7, 2021 (as amended by Amendment No. 1, dated as of March 30, 2021 (the “Merger Agreement Amendment”), and as it may be further amended from time to time, the “Merger Agreement”), by and among Cubic, Atlas CC Acquisition Corp., a Delaware corporation (“Parent”), and Atlas Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Sub merged with and into Cubic (the “Merger”), with Cubic continuing as the surviving corporation and a wholly owned subsidiary of Parent.

In connection with the Merger, Cubic is terminating all offerings of its securities pursuant to the Registration Statements.  In accordance with the undertakings made by Cubic in the Registration Statements, Cubic hereby removes from registration the securities registered under the Registration Statements that remain unsold as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to Cubic’s Current Report on Form 8-K filed with the SEC on February 9, 2021, and the Merger Agreement Amendment, which is attached as Exhibit 2.1 to Cubic’s Current Report on Form 8-K filed with the SEC on April 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Cubic Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego and State of California on May 25, 2021.

CUBIC CORPORATION

By:	/s/ Bradley H. Feldmann
	Name:	Bradley H. Feldmann
	Title:	Chairman, President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.